EXHIBIT 99.1

2014 1st Quarter Earnings Webcast Presentation
April 17, 2014 1:00 P.M. (EDT)	- Prepared Remarks/Q & A Text

Scott V. Fainor; National Penn Bancshares, Inc.; President & CEO
Michael J. Hughes; National Penn Bancshares, Inc.; SEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares, Inc.; SEVP & Chief Risk Officer
David B. Kennedy; National Penn Bancshares, Inc.; SEVP & Chief Banking Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, everyone, and welcome to the National Penn Bancshares First Quarter 2014 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn’s Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today’s call and the slides will also be furnished on SEC Form 8-K. National Penn’s earnings release was posted earlier today to National Penn’s Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn’s President and CEO, Scott Fainor.

Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor: Thank you for joining our First Quarter 2014 Earnings Webcast Conference Call today. I am joined by Mike Hughes, our Chief Financial Officer; Sandy Bodnyk, our Chief Risk Officer; and Dave Kennedy, our Chief Banking Officer.

I know that many of you have some questions regarding this week’s news of National Penn withdrawing its bid for 1st Mariner Bank. We will be happy to answer these questions you may have in the Q&A section of the call following our financial presentation.

I’d now like to take you to Slide 3 of our presentation which outlines some of the highlights of the first quarter. National Penn reported another consistent quarter of operating performance as we delivered $0.16 per share of net income [EPS] and a 1.09% return on average assets [ROA]. Despite fee income being down for the quarter due to weather-related lower spending and some seasonality with business and consumer activity, loan growth on average was up 6.6% on an annualized basis and we were able to manage expenses very well.

Quality loan growth, as I have stated many times before, is our number one priority, and loan growth did materialize in the quarter, as evidenced by our results. It remains our number one priority in 2014.

Credit quality has, once again, been a great story here at National Penn as we reduced classified loans by 9% from the prior quarter. As we previously announced, due to the strength of our balance sheet, we executed the majority of our share repurchase plan by repurchasing 7 million shares from Warburg Pincus in late January of 2014. Based on the results for the quarter, National Penn once again declared a second quarter 2014 cash dividend of $0.10 per share.

I’d now like to turn it over to Mike Hughes. Mike?

Michael J. Hughes, SEVP and Chief Financial Officer:

Mike Hughes: Thanks, Scott. I’ll start on Slide 4. If you look at the quarter, you can see the metrics as it relates to EPS and ROA, which Scott mentioned.

The quarter’s revenue was impacted by 90 days this quarter versus 92 in the previous, and there was some softness in other income as we will discuss.

If you look at Slide 5 as it relates to the [net interest] margin, you recall that in the fourth quarter [2013], we had the benefit of a loan prepayment which accreted the margin by about five basis points. So, on a recurring basis, the margin contracts two basis points quarter over quarter. Our previous guidance was a margin in the 3.45%-range and we stand by that guidance as we move forward.

On Slide Number 6, you can see some various looks at loan growth. In the quarter, average loans grew at a rate of 6.6% on an annualized basis; 3.3% annualized from the beginning of the quarter to the end of the quarter. If you look at the upper right, you can see that mortgage prepayments are slowing as refinance activity slows, and in the quarter, refinance activity was only about 20% of our originations.

Looking at Slide 7 and asset quality, classified loans are down 9% in the quarter and 28% year-over-year. Net charge-offs are down a million dollars from $5.4 million to $4.4 million, and the provision is relatively comparable. At the bottom of the slide, you can see that we still maintain a very favorable comparison to our peer group.

When you look at “other income” on Slide Number 8, we were disappointed in the quarter. Yes, there was some seasonality in it, and yes, there were some weather-related impacts, but we’re hopeful as we move forward we will see a more normalized level.

Wealth and insurance performed well and we had a loss related to a mezzanine investment fund of about $500 thousand. That investment continues to be a solid long-term investment with internal rates of return in the mid-teens. Mortgage income continues to be soft, as I said, based upon the refinance activity.

If you look at Slide Number 9 and operating expenses, you see the consistency from quarter to quarter. The efficiency ratio ticks up somewhat based upon the revenue in the quarter, but we’re happy in that 57% to 58% efficiency ratio range.

The other thing that we should point out in the quarter is that we moved $500 million worth of investments from AFS [available-for-sale] to held-to-maturity [HTM]. National Penn historically has not traded the portfolio and we think this will mitigate the impact on tangible book value in an increasing rate environment. It doesn’t impact us from a liquidity standpoint or a pledging standpoint, and I believe it’s appropriate.

On Slide 11, Scott mentioned the repurchase of the Warburg Pincus shares in late January [2014]. Warburg maintains an ownership position of about 13.6% and the repurchase was an efficient way to execute on our authorized repurchase plan.

On Slide Number 12, as it relates to the excess capital position, we maintain that position, and this is obviously one of the reasons we had interest in 1st Mariner. That was a transaction in which the consideration was modest relative to its asset size, and the strength of our balance sheet provided us the ability to take a full credit mark on a balance sheet with some historic credit quality issues.

I’m sure we’ll come back to talk more about that later, but I’ll turn it back to Scott.

Scott V. Fainor, President and Chief Executive Officer:
Scott Fainor:    Thanks, Mike. In summary, for the first quarter of 2014, we stayed focused on building long-term shareholder value. Slide 13 outlines some of our first quarter accomplishments. Once again, we delivered high levels of performance. We are executing in a disciplined manner on our capital management strategies. We remain focused on maintaining both our strong asset quality trends and managing expenses, and we completed the relocation of our corporate headquarters to Allentown, Pennsylvania on March 1, 2014.

I want to reiterate what I said and what Mike stated. We weren’t satisfied with our fee income results for this quarter, but we maintain our focus on growing all fee income categories throughout 2014. They remain critical to our business model and the franchise strength here at National Penn.

We have positive momentum with our loan pipelines. Cross-selling referrals with all of our teams throughout the company are in a strong position. I remain encouraged and optimistic in the strengthening of the Pennsylvania economy and the confidence that continues to build with our customers throughout all regions that National Penn does business in.

Our top priorities remain organic growth and capital management, which includes our merger and acquisition strategy. The National Penn brand is strong. Our teams are focused and we will continue to execute on our strategic plan to deliver quality financial results throughout all of 2014.

I’m now going to open up the line for questions.

QUESTION AND ANSWER SECTION

[Operator Instructions]

Operator: Our first question comes from Christopher Marinac with FIG Partners. Please go ahead. Your line is now open.

Operator: Okay. We will move next to Casey Haire with Jefferies. Please go ahead. Your line is open.

Casey Haire: How are you doing? Maybe I can start on the loan pipeline, given that’s a pretty big priority for you guys. Good results in the first quarter here. I’m just wondering how the pipeline is stacking up as we head into the second quarter, given a pretty good production quarter in the first quarter of C&I [commercial and industrial loans].

Scott Fainor: The loan pipeline continues to remain in a strong position. It has continued to build from 2013 and now that we have some of the weather-related issues behind us, I think our customers have a more positive outlook and more confidence, so we need that pipeline to further materialize in the second quarter.

Casey Haire: Okay. Specifically, so RESI [residential] mortgage, is it safe to say that that book will be a little stickier with the REFI [refinance] wave done? And then, also some color on construction, which was a pretty good story for you guys last year, but did decline here in the first quarter?

Sandy Bodnyk: I think it is fair to say that the pre-pay of the RESI mortgage has slowed down. As far as construction activity, it’s still light. I think it’s weather-related, but we would expect some pickup in it.

Casey Haire: Okay. Then on the NIM [net interest margin] guidance, Mike, you mentioned you’re still comfortable with 3.45%. We’re starting from 3.44%. How do you get up from there? Granted that’s not that much, but it looks like loan yields are under pretty decent pressure here, so what’s keeping the NIM stable?

Mike Hughes: I think the big variable in hitting that goal is to get the commercial loan, low single-digit loan growth we talked about. But we say in that 3.45%-range and we’re at 3.44%. We’re hopeful we can keep this margin in a pretty tight band right here.

Casey Haire: Got you. Then just lastly, just updated thoughts on the M&A outlook. Obviously, 1st Mariner didn’t work out the way you wanted. Just curious, what other opportunities are you seeing? Would you consider a non-distressed type deal outside Pennsylvania?

Mike Hughes: We would, and we’re still very much focused with our capital base as a way to manage that effectively in the M&A area. We see opportunities. When we looked at 1st Mariner, it was somewhat unique. I thought from a financial engineering perspective, if we could have accomplished it where we started, that it added some incremental value to a customary transaction. As we said, our market basically that we look at would be Pennsylvania, New Jersey, Maryland, and Delaware, and we’ll continue to look at opportunities.

Scott Fainor: I just would also add that Mike and I have discussed in the past that our excess capital levels allow us to do some things to take on a risk profile and correct it, and I think our disciplined nature and management team knows how to do these things. We’re continuing to have increased levels of discussion and ultimately looking within market and in contiguous states for those opportunities.

Casey Haire: Understood. Thank you.

Operator: Thank you. We’ll take our next question from Matt Schultheis with Boenning & Scattergood. Please go ahead. Your line is now open.

Matt Schultheis:    A quick question on the held-to-maturity move. What type of bonds did you move from available-for-sale?

Mike Hughes: They were mortgage-backed CMO and munis [municipal securities], a combination thereof, but mostly the CMOs which would have more price volatility in an increasing rate environment.

Matt Schultheis:    Okay. Actually, that’s it for me. Thank you.

Operator: We’ll take our next question from Damon DelMonte with KBW. Please go ahead. Your line is now open.

Damon DelMonte: Good. Thanks, Scott. My first question has to deal with the fee income. Can you talk a little about wealth management this quarter and what was the driving factor on this quarter’s result?

Mike Hughes: I would say wealth management is both a classic asset management business, as well as the brokerage business. The market moved pretty sideways in the quarter. We do well on the asset management side and what we are hopeful of, is that we will see more of an upside with the brokerage business continuing to do well. That obviously is impacted by the market and the weather, because a lot of what we do is in the branches.

The asset management business has historically performed well. When you look at the returns of that business relative to market indices, it’s a strong performer and the delta there for us, the volatility, if you will, is on the brokerage side.

Damon DelMonte: Okay, that’s helpful. Then the loss you reported on the unconsolidated investments, do you see that as a more one time in nature event this quarter and we could expect a positive cash flow going forward?

Mike Hughes: Well, I will say this. We’re invested in four different funds with the same sponsor. We’ve been invested in those funds since somewhere in the late 90s. I look backwards and the only time I saw a loss like this was 2007 so as you know, it’s based upon what happens in the underlying portfolio. This was what we believe was an atypical transaction. We’re hopeful we don’t see others, and we don’t anticipate others now, but as you see it, it can happen.

The internal rate of return on that investment, as I said, is strong. We don’t anticipate seeing that, but it would be based upon the performance of the underlying companies in that portfolio.

Damon DelMonte: Okay. I guess a last question on the fee income. The “other” line was a little bit lower than what we are forecasting and down roughly half a million dollars still from last quarter. Anything unique from the fourth quarter to the first quarter we should be aware?

Mike Hughes: The other income, “other” line is primarily influenced by swap income which we saw decline slightly in the quarter, a couple of hundred thousand dollars. Then the other things were $100 thousand here and there. Our swap income over last couple of years has been in that $2-plus million range to $3-plus million range. There is volatility based upon the rate environment and loan volumes, and also the competitive environment, but our goal right now is to keep it in that range for the year.

Damon DelMonte: Okay. That’s all I have for now. I can jump back in the queue after. Thanks.

Operator: Thank you. We’ll take our next question from Christopher Marinac with FIG Partners. Please go ahead. Your line is open.

Chris Marinac: I’m doing fine. I wanted to ask you about your sense of where customers are in terms of their outlook for the remainder of the year, and I know seasonality, you covered earlier in the call. Do you sense that folks are getting more serious about making commitments in sort of a compare-and-contrast from a year ago?

Scott Fainor: Yes, I do. As I’ve been out visiting with customers and Dave Kennedy, our Chief Banking Officer, has been out visiting with customers through all markets, we continue to keep sensing more confidence in the market and more deferred maintenance that can no longer be avoided so investment is going to need to take place.

In January, when we talked on the fourth quarter and full year 2013 call, we saw positive momentum and then all of a sudden, we had the weather-related issues that came after that which slowed things down. But, the confidence is building, investment is taking place, and we do believe that will materialize into further loan growth opportunities for us and we need to make sure that takes place.

Chris Marinac: Right. Also, I was curious, I guess, for Mike. Do you see any changes on deposit costs in terms of deposit costs actually rising ever so slightly this year or next year as it comes into focus?

Mike Hughes: Our forecast would be for rates to be relatively flat. We are indeed looking at other things we can do to incent customers to move to certain deposit products, but we do not anticipate deposit costs rising in the current year.

Chris Marinac: Okay. Very good, guys. Thank you so much.

Operator: We’ll take our next question from Bob Ramsey with FBR. Please go ahead. Your line is open.

Bob Ramsey: Real quick to follow up on Damon’s fee income questions, how are you thinking about the mortgage banking line as we head to this year? Obviously, it’s a tough market, but is this what we built to the year from the first quarter level or what do you expect?

Mike Hughes: It is a tough banking market. As you’re saying, no matter who you look at, you can look at the percentage down. I’d make the point that it’s a relatively small business for us that was $900 thousand in fourth quarter and $700 thousand now in this quarter. To your point, historically, if you look back at some of the quarters in 2013, we had as high as $2.1 million at one quarter.

We think the market picks up and, maybe better said rather than the refinance activity, that as you get into the spring season, you can get more purchasing. We do believe that hopefully we see some uptick there.

Bob Ramsey: Okay. Then in terms of the share repurchase authorization as you guys have remaining, obviously, you had a real opportunistic opportunity with Warburg in this quarter, but how are you thinking about using the remaining repurchase authorization? What’s the goal there?

Mike Hughes: I believe, Bob, there’s only [approximately 300 thousand]* shares left and so it really won’t move the needle, and we’ll be opportunistic when we see opportunities to buy that back. Again, when you’ve got Warburg repurchase done early in the year and get the benefits from an earnings-per-share perspective early, I don’t think that next increment would be meaningful from an earnings-per-share perspective.

*Amount corrected.

Bob Ramsey: Fair enough. I guess last question will be around M&A. I know you emphasized loan growth as your number one priority. I’m just curious where M&A ranks in that stack and whether the 1st Mariner opportunity was something that came along and was really unique and that’s what drew you to it, or whether you all have been spending a lot of time looking at M&A and this was just one of several opportunities that you guys have been looking at?

Scott Fainor: I think when I emphasized priority one on loan growth, it’s because we’ve continued to align all of our teams in the Company to focus in on the organic growth side. That doesn’t take away any priority from our capital management initiatives, which we’ve talked about over the last several years. Mergers and acquisitions and participating in the consolidation of the industry are a big part of that capital management deployment. It’s just as important, but we’ve got to keep the core National Penn Bank running, focused on organic growth while we do that. Mike, do you want to make some additional comments?

Mike Hughes: I do believe that was a unique opportunity, but we remain focused and we have a team effort here when we’re looking at transactions across the Company. I believe there will be opportunities as we move forward and we’ll continue to evaluate them.

Operator: We’ll take our next question from Matthew Kelley with Sterne Agee. Please go ahead. Your line is open.

Matthew Kelley: Yes. Hi. I was wondering if you can attempt to quantify what the seasonal compensation expenses were and then what the cleaning up the snow cost would’ve been. How much one-time that the expense item should we be aware of in the first quarter?

Mike Hughes: What was the first part?

Matthew Kelley:    Just the seasonal compensation expenses, taxes, 401(k), that type of stuff and then the weather expenses, cleaning up and plowing, all those bills.

Mike Hughes: The weather-related expenses were less than $0.5 million incrementally first quarter to first quarter, probably closer to $1 million fourth to first [quarter], but our guidance has been that we’re going to stay hopefully in the $53-million range and there’ll be some variation in expense lines. In total, our goal is to stay in that $53-million range. The point about compensation expense in the first quarter is a fair one. I don’t have the number off the top of my head, but I think we look at it in total.

Matthew Kelley: Got you. I’m just looking at your deposit service charges. I assume that was impacted as well, a little bit of interchange there, just lower consumer spend activity, but talk about what you’re seeing big picture for branch-based type of transactions, your move to mobile, and what you’re doing on that front.

Scott Fainor: Certainly, we see more of our customers signing up for our online services which include the mobile banking platform. Last year, we put in place also the remote deposit capture piece for the mobile phone. So all of those electronic banking products are continuing to increase in their usage and we see customers’ further acceptance of these products, which is a good thing because we’ve been investing in that technology.

We are really trying to build on interchange income and we’ve been cross-selling more checking accounts into the Company. When you tie those checking accounts to the electronic banking products, you do get more in average balances held by those customers. With the weather in the first quarter and then normal seasonality in the quarter, I do think that that has an impact on usage and it has an impact on spending. What we have to do is make sure that we get ourselves through that and keep the momentum going in opening new accounts, signing people up, and continuing to push the great products we have.

Matthew Kelley:    Okay. Any thoughts or a change in view on your ability to close physical locations and branches as consumer behavior changes and income remains under pressure or…?

Scott Fainor: We continue to evaluate all our branches and lines of business and the product sets that we have, but I think when we made the announcement at the end of last year and we attacked that situation from a strategic standpoint, we’re absorbing that now. We have the closures that are taking place in the beginning of the year. We’ll just continue that evaluation as we see customer behavior change throughout 2014 and then into 2015.

Matthew Kelley:    Okay. Then last question, how should we think about your tax rate for the full year?

Mike Hughes: I think if you look at that tax rate historically over the last several years, it has been in that mid-20% range, exclusive last year of the FHLB [Federal Home Loan Bank borrowings] restructuring. I think it’s in that 25% range now. We don’t see much fluctuation. We would say mid-20s.

Matthew Kelley:    Thank you.

Operator: Our next question will come from Blair Brantley with BB&T Capital. Please go ahead. Your line is open.

Blair Brantley: Good afternoon, everyone. How are you? I had a question on the M&A side. Obviously, this 1st Mariner deal sounds like it was kind of a one-off, but can you maybe talk about, if anything, as what has shifted in your M&A strategy as you looked at deals over the past few quarters? Are you still looking at anything and everything in terms of size-wise and also, if anything, something had some hair on it, or has anything really shifted in your philosophy there?

Mike Hughes: I really don’t think there is any shift in our philosophy. We’ve been pretty consistent about what our target was. Banks with more than $500 million in assets and banks that enhanced franchise value. The relative risk profile, either a clean bank similar to ours, or one of which we felt we could, with a proper due diligence, address, and at the top of the pile here is something that we can structure that would be accretive to earnings per share in the first year after completion. 1st Mariner met many of those criteria, and what is atypical of what we’ve looked at, was the depth of the problems there. That bank - evidenced by the fact that the holding company filed for bankruptcy - is a very troubled bank and we saw value in a couple of areas there, including their mortgage operation. I would say that we’re very consistent in our thoughts around M&A as it relates to franchise value and earnings-per-share accretion.

Scott Fainor: I just would add that we’ve been pretty consistent in our previous webcast conference calls. At National Penn, we’ve got strong fundamentals in the way we operate the Company. The strength of our balance sheet and our capital levels will allow us to be opportunistic. The management team here is continuing to be ready for the deployment of that capital should we see the right opportunity.

Blair Brantley: Okay. Thanks. Then on a separate topic, non-interest bearing deposit growth was pretty strong this quarter. Was there anything one time that happened in there from a period end basis?

Mike Hughes: I really don’t think so. That is probably more a normal variance quarter-to-quarter. We don’t see any trend there one way or the other.

Scott Fainor: The Company is going to continue to keep focused on building checking accounts and continue to keep looking at cross-selling additional services.

Blair Brantley: Okay. Thanks, guys.

Operator: Our next question comes from Frank Schiraldi with Sandler O'Neill. Please go ahead. Your line is open.

Frank Schiraldi:    I just wanted to ask about [share repurchase] authorization again. Should we expect to see another buyback program just to have it out there in case something large becomes available, or at this point, would you rather just keep the powder dry, even if big blocks were available?

Mike Hughes: As you know, Frank, in 2012 we bought 5% back and then the execution here in early 2014, so it is something that we would continue to evaluate. I don’t see that as a short-term next quarter or two, to get another authorization out there. Our preference would be, as we’ve stated before, we want to balance the deployment of capital, but the higher priority is M&A. We have to grow this Company rather contract the share base.

Frank Schiraldi:    Okay, got you. Then just going back to comments made on the 4Q [2013] conference call. I think, Mike, you were talking about more from a historic run rate point of view, but I think you mentioned a fee income in the $23-million to $24-million range quarterly. I think you seemed to imply that you could possibly hold it there. Given the state of the mortgage business, do we have to reset those expectations at all or do you think that’s still a decent place to expect fee income?

Mike Hughes: When you look at that $23-million to $24-million range, and you look at this quarter, and if you concur that the loss on the mezzanine investment is of a non-recurring nature, we got a base of $22 million there. The swings are swap income, mortgage income, and the brokerage business. So we’re hopeful that the $23-million to $24-million range will materialize and we’ve got a couple of areas here where I think we have upside. We’re focused on it and it will be impacted by some external factors, but our goal remains $23 million to $24 million.

Frank Schiraldi:    Okay. Then just finally, should we expect to see anything lumpy here as Scott mentioned or reminded us that you do have those branch consolidations I think happening early in the second quarter?

Mike Hughes: Lumpy, Frank, as it relates to…?

Frank Schiraldi: Financial, just on the expense side.

Mike Hughes: I would not anticipate too much variation quarter to quarter.

Frank Schiraldi: Got you. Okay. Thanks, guys.

Operator: It appears that we have no further questions at this time.

Scott V. Fainor, President and Chief Executive Officer:

Scott Fainor: I would like to thank everyone for joining the First Quarter 2014 Conference Call today. We appreciate all of your questions. We remain focused on enhancing long-term shareholder value at National Penn and on delivering quality financial results throughout the year. We look forward to talking with you in the next quarter.

Thank you very much. Have a great weekend.

**END**